UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             WINFIELD CAPITAL CORP.
                                (Name of Issuer)

                                  COMMON SHARES
                         (Title of Class of Securities)

                                    973859101
                                 (CUSIP Number)

                                  JUNE 1, 2004
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

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CUSIP No. 973859101                   13G                            Page 2 of 4


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ROY A. SIDIKMAN
     ###-##-####
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           329,278
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         329,278
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     329,278
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 973859101                   13G                            Page 3 of 4


Item 1(a) Name of Issuer WINFIELD CAPITAL CORP.

Item 1(b) Address of Issuer's Principal Executive Offices 237 MAMARONECK AVENUE,
                                                          WHITE PLAINS, NY 10605

Item 2(a) Name of Person Filing ROY A. SIDIKMAN

Item 2(b) Address of Principal Business or, if None, Residence
                                                             161 W. 61ST STREET,
                                                             APT. #36B
                                                             NEW YORK, NY 10023

Item 2(c) Citizenship UNITED STATES OF AMERICA

Item 2(d) Title of Class of Securities COMMON SHARES

Item 2(e) CUSIP Number 973859101

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   |_|   Broker or dealer registered under Section 15 of the Exchange
                  Act;

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act;

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c )(14) of the Investment
                  Company Act; or

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to rule 13d-1(c ), check this box. |X|

Item 4 Ownership

      (a)   Amount beneficially owned: 329,078

      (b)   Percent of Class: 6.2%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote: 329,078

            (ii)  Shared power to vote or to direct the vote: 0

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CUSIP No. 973859101                   13G                            Page 4 of 4


            (iii) Sole power to dispose or to direct the disposition: 329,078

            (iv)  Shared power to dispose or to direct the disposition: 0

Item 5 Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

Item 6 Ownership of More than Five Percent on Behalf of Another Person

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.

Item 8 Identification and Classification of Members of the Group

Item 9 Notice of Dissolution of Group

Item 10 Certification

      BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                            Date: September 10, 2004


                                            By:   /s/ Roy. A Sidikman
                                                  ---------------------------
                                            Name: ROY A. SIDIKMAN